                                                                    EXHIBIT 12.1

                       AMERISERVE FOOD DISTRIBUTION, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)


                                                                                         PRO FORMA     PRO FORMA
                                    FISCAL YEAR                       SIX MONTHS        FISCAL YEAR    SIX MONTHS
                    -------------------------------------------    -----------------    -----------    ----------
                     1992     1993     1994     1995     1996       1996      1997         1996           1997
                    -------  -------  -------  -------  -------    -------   -------    -----------    ----------
Income (loss)
  before income
  taxes............ $   369  $   490  $   665  $ 1,089  $ 3,818    $   617   $(1,674)    $  (3,130)     $(10,258)
Fixed charges......   5,148    4,774    5,323    6,065   16,307      8,208    10,360        93,798        47,912
                    -------  -------  -------  -------  -------    -------   -------       -------      --------
Earnings........... $ 5,517  $ 5,264  $ 5,988  $ 7,154  $20,125    $ 8,825   $ 8,686     $  90,668      $ 37,654
                    =======  =======  =======  =======  =======    =======   =======       =======      ========
Interest expense... $ 3,404  $ 2,759  $ 3,294  $ 3,936  $10,999    $ 5,281   $ 7,243     $  82,757      $ 42,099
Amortization of de-
  ferred financing
  costs............     214      234      226      226      722        337       348         2,922         1,461
Interest portion of
  rent expense.....   1,530    1,781    1,803    1,903    4,586      2,590     2,769         8,119         4,352
                    -------  -------  -------  -------  -------    -------   -------       -------      --------
Fixed charges...... $ 5,148  $ 4,774  $ 5,323  $ 6,065  $16,307    $ 8,208   $10,360     $  93,798      $ 47,912
                    =======  =======  =======  =======  =======    =======   =======       =======      ========
Ratio of earnings
  to fixed
  charges..........    1.07     1.10     1.12     1.18     1.23       1.08    Note 1        Note 1        Note 1
                    =======  =======  =======  =======  =======    =======   =======       =======      ========


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Note 1: Earnings were less than fixed charges by $1,674, $3,130 and $10,258 for the first six months of 1997, the pro forma fiscal year 1996 and the pro forma first six months of 1997, respectively.